Exhibit 99.2

News Release

Media Contacts:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	443-213-0502
ERT Announces Appointment of New President and CEO
PHILADELPHIA, May 2, 2011 /PRNewswire-First Call/ eResearchTechnology, Inc. (ERT), (Nasdaq: ERT — News) a global technology-driven provider of services and customizable medical devices to bio-pharmaceutical and healthcare organizations and the market leader for centralized cardiac safety and respiratory efficacy services in drug development, announced today that its Board of Directors has appointed Jeffrey S. Litwin, M.D. its new President and Chief Executive Officer and as a member of the board.
Dr. Joel Morganroth, who had served as interim President and Chief Executive Officer, commented that “after a thorough national search by Heidrick and Struggles, our Board selected Dr. Litwin, an internal candidate, as the most qualified person to lead ERT. Jeff brings to ERT knowledge of the Clinical Research domain, that is our core business, and also experience in the adjacent markets of Phase IV safety surveillance and healthcare in which ERT’s assets will be employed. All of our employees look forward to continuing to work with Jeff to enhance ERT’s operational successes and strategy.”
Dr. Litwin joined ERT in 2000 as Senior Vice President and Chief Medical Officer and was subsequently promoted in December 2005 to Executive Vice President and Chief Medical Officer. Dr. Litwin oversaw ERT’s global cardiac safety operations for seven years and was instrumental in implementing EXPERT, ERT’s digital operating system. During this time period, ERT experienced tremendous growth with revenues increasing more than three-fold. For the last four years, he has been responsible for leading ERT’s consulting business, assisting over 150 companies with the design and evaluation of cardiac safety testing programs. Throughout his career at ERT, Dr. Litwin has also been directly involved in supporting ERT’s sales efforts.
In addition to his responsibilities at ERT, Dr. Litwin serves on the DIA Annual Meeting planning committee, the Applied Clinical Trials Editorial Board, and the Board of Directors of the Metrics Champion Consortium. Dr. Litwin is a board-certified cardiologist and left his cardiology practice to serve as Director, Medical Affairs, Wyeth-Ayerst Laboratories from 1988 to 1990 where he had responsibility for medical services, Phase IV research, and pharmacovigilance for all marketed cardiac safety products. From 1990 to 1993, Dr. Litwin served as Deputy Medical Director of Nutri/System Inc., and from 1993 until joining ERT, Dr. Litwin served as Executive Vice President and Chief Operating Officer of Executive Health Group, the nation’s leading provider of executive physical examinations. In that role, he built a worldwide network of over 1000 physician offices to provide pre-employment physicals and high quality physical examinations to corporate executives.
www.ert.com

eResearchTechnology, Inc.	1818 Market Street, Suite 1000 Philadelphia, PA 19103-3638 Main: +1 215.972.0420 Fax: +1 215.972.0414	1150 U.S. Highway 22 East Bridgewater, NJ 08807-2912 Main:+1 908.704.8010 Fax:+1 908.704.8218	eResearchTechnology Limited Pegasus House, Bakewell Road Orton Southgate, Peterborough PE2 6YS UK Main: +44 1733 374800 Fax: +44 1733 238782

Dr. Litwin commented, “It has been a great pleasure working with the employees, management team and Board at ERT for the past 11 years. This experience should allow for a seamless transition from Dr. Morganroth’s service as our interim President and Chief Executive Officer. The acquisition of Research Services has transformed ERT by expanding the services and products we offer, and I look forward to leading the company in the implementation of our strategic plan both within the clinical research market as well as adjacent markets. I also thank Dr. Morganroth for his dedicated service as our interim President and Chief Executive Officer over these past few months.”
The Board also elected Elam M. Hitchner, III to succeed Dr. Morganroth as Chairman. Mr. Hitchner has served since April 2010 as the lead independent director of the Board. Echoing Dr. Litwin’s comments, Mr. Hitchner stated, “We thank Dr. Morganroth not only for his service as our interim President and Chief Executive Officer but also for having served as our Chairman since 1999. Our Board believed that, with the appointment of Dr. Litwin as our President and Chief Executive Officer, this was an opportunity to enhance our corporate governance by appointing a non-executive Chairman.”
Dr. Morganroth commented, “I am excited to be able to focus on my duties as Chief Scientific Officer as we continue to implement our strategic plan of growing our core business while expanding beyond that business into other areas. I will continue to have input in the overall direction of our business in my role as a member of the Board, and I look forward to the continued growth of ERT.”
About eResearchTechnology, Inc.
ERT (www.ert.com) is a global technology-driven provider of clinical services and customizable medical devices to biopharmaceutical and healthcare organizations. It is the market leader for centralized cardiac safety and respiratory efficacy services in drug development and also collects, analyzes and distributes electronic patient reported outcomes (ePRO) in multiple modalities across all phases of clinical research.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties, which could cause actual results to differ materially from those expressed or implied from such statements. These risks and uncertainties include, without limitation, the Company’s ability to obtain new contracts, variability in size, scope, and duration of projects, integration of acquisitions, competitive factors, technological development, market demand, and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
www.ert.com
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